Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIGNPATH PHARMA INC.

Pursuant to Section 242 of the Delaware General Corporation Law.

--------------------------------------------------------

SignPath Pharma Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1)           The name of the corporation (hereinafter called the “Corporation”) is SignPath Pharma Inc.

2)           The certificate of incorporation of the Corporation is hereby amended by striking out Article 4(A) thereof in its entirety and by substituting in lieu of said Article the following new Article 4(A):

“FOURTH	(A)
Authorized Capital Stock.  The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 55,000,000, each of the par value of $0.001 per share, of which (i) 50,000,000 shares shall be designated as common stock (the “Common Stock”) and (ii) 5,000,000 shares shall be designated as Preferred Stock, par value $.10 per share (hereinafter, the “Preferred Stock”).”

3)           The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed as of October 19, 2011.

SIGNPATH PHARMA, INC.

By:/s/ Lawrence Helson
Name: Lawrence Helson, M.D.
Title: CEO